Exhibit 11.1

Exhibit 12.1

T H E   L A W   O F F I C E   O F   C A R L   A.   G E N E R E S

August 9, 2021

Board of Directors

Bemax Inc.

625 Silver Oak Drive Dallas, GA 30132

Re: Bemax Inc., Regulation A+, Tier 1 Offering VIA ELECTRONIC DELIVERY

Gentlemen:

I have acted, at your request, as special counsel to Bemax, Inc., a Nevada corporation, (“Bemax Inc.”) for the purpose of rendering an opinion as to the legality of 200,000,000 shares of Bemax, Inc. common stock, par value $0.0001 per share to be offered and distributed by Bemax , Inc. (“Shares”), pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by Bemax Inc. with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of Bemax., Inc. and all amendments thereto, the By-Laws of Bemax., Inc., selected proceedings of the board of directors of Bemax., Inc. authorizing the issuance of the Shares, certificates of officers of Bemax., Inc. and of public officials, and such other documents of Bemax, Inc. and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of Bemax, Inc., the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by Bemax, Inc. against payment therefor, as described in the offering statement, will be validly issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the

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CGENERES@GENERESLAW.COM

requirements of Form 1-A, and I express no opinion with respect thereto. I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

Carl A. Generes Law Office of Carl A. Generes

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